EXECUTION VERSION


                                LETTER AGREEMENT

                                                 February 21, 1997

FEI Company,
7451 N.W. Evergreen Parkway,
Hillsboro, Oregon 97124

Ladies and Gentlemen:

         This is with reference to, and in connection with the Closing under, the Combination Agreement, dated as of November 15, 1996 (the "Agreement"), between Philips Industrial Electronics International B.V. ("PIE") and FEI Company ("FEI"), including the Disclosure Schedule thereto (the "Disclosure Schedule") as amended by a Letter Agreement dated November 22, 1996, between PIE and FEI.

         Capitalized terms used, but not defined, herein shall have the respective meanings ascribed thereto in the Agreement.

         1. PIE Loan. Section 1.1 of the Agreement is hereby amended by replacing the words "as of January 1, 1997" at the end of the definition of "PIE Loan" with the words "as of the Closing Date".

         2. FEI Expenses. PIE and FEI hereby agree that subsequent to Closing FEI will be able to allocate a portion of the $8,000,000 in cash included as part of the PEO Assets pursuant to Section 6.3(f) of the Agreement in payment of all costs and expenses of FEI and its subsidiaries referenced in Section 9.8 of the Agreement in an amount not to exceed $2,500,000 and in such manner that such costs and expenses shall not be reflected in FEI's profit and loss account.

         3. Employee Agreements. As an inducement to FEI to proceed with the Closing as scheduled on February 21, 1997 or as soon thereafter as practicable, FEI and PIE agree that if one or more of the employment agreements referred to in Section 6.3(e) of the Agreement shall not have been entered into before Closing and FEI elects to waive the condition of Section 6.3(e) to that extent, PIE will not, directly or indirectly, object to or prevent that employment agreement or those employment agreements from being entered into by FEI after the Closing with effect as of the Closing Date in substantially the form attached as Annex 6.3(e) to


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the Agreement and reflecting  compensation  amounts and vacation time consistent with such employee's most recent compensation amounts and vacation accrual.

         4. Service Agreements. Section 5.13 of the Agreement is hereby amended by inserting the words "or as soon as practicable thereafter" immediately after the words "prior to Closing" in the last sentence of subsection 5.13(d) thereof.

         5. Intellectual Property. Section 5.16 of the Agreement is hereby amended by replacing the words "shall grant" in subsection 5.16(a)(i) thereof with the words "hereby grants at Closing" and by replacing the words "at Closing" in the penultimate sentence of subsection 5.16(b)(i) thereof with the words "as soon as practicable following Closing". FEI and PIE further agree that pending the execution of definitive license agreements with respect to trademarks to be entered into as soon as practicable following Closing, FEI shall have the right to use Intellectual Property of Philips in a manner contemplated by, and not inconsistent with, Section 5.16(b)(i) of the Agreement, as amended hereby.

         6. Reimbursement of Funds. FEI and PIE hereby agree that any cash included in the PEO Assets at Closing pursuant to Section 6.3(e) of the Agreement which is in excess of $8,000,000 shall promptly be reimbursed to PIE. FEI shall cause PEO Holdings or its subsidiaries as appropriate to reimburse such amounts to PIE on the first business day following Closing.

         7. Distribution Agreements. Section 5.13(a) of the Disclosure Schedule is hereby amended by deleting the following countries: India, Russia and South Korea.

         8. Acht Lease. Section 5.15(a) of the Agreement is hereby amended by replacing the words "Prior to Closing" in the first sentence thereof with the words "as soon as practicable after the Closing". Moreover, PIE and FEI hereby agree that the annual rent for Year 2 to Year 10 of the lease for the Acht Property shall reflect the fair market value of the Acht Property as determined by agreement of PIE and FEI upon consultation of their respective advisors, Jones Lang Wooton and Zadelhoff; provided that such annual rent shall be no less than NLG 2,100,000 and no greater than NLG 2,650,000, increased annually to reflect increases in the Consumer Price Index as published annually by the Central Bureau of Statistics in The Netherlands.



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         This letter agreement shall be governed by the laws of the State of New
York, without giving effect to the principles of conflicts of laws thereof.

         This letter agreement may be executed by the parties on separate counterparts which, when taken together with counterparts signed by the other party, shall constitute a single fully executed amendment to the Agreement which shall be as fully binding and effective as if each party had executed the same copy.





                                            Sincerely,


                                            PHILIPS INDUSTRIAL ELECTRONICS
                                            INTERNATIONAL B.V.


                                            By: /s/ Paul B. Voorn
                                               --------------------------------
                                            Name: Paul B. Voorn
                                            Title: Attorney-in-fact
                                                   pursuant to power of
                                                   attorney


                                            For  purpose  of  Section 5 only:


                                            PHILIPS ELECTRONICS N.V.


                                            By: /s/ Paul B. Voorn
                                               --------------------------------
                                            Name: Paul B. Voorn
                                            Title: Attorney-in-fact
                                                   pursuant to power of
                                                   attorney


Agreed to and accepted this 21st day of February, 1997:

FEI COMPANY


By: /s/ William G. Langley
    ------------------------
Name:
Title:


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